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                                  ATTACHMENT A

              EMPLOYMENT AGREEMENT DATED MAY 6, 1997 BY AND BETWEEN
            WILMINGTON SAVINGS FUND SOCIETY, FEDERAL SAVINGS BANK AND
                                KARL L. JOHNSTON

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[WSFSbank LOGO]



                                                        Marvin N. Schoenhals
                                                        Chairman and President
                                                        (302) 571-7294


                                                    May 6, 1997


Mr. Karl L. Johnston
10 Hillspring Road
Chadds Ford, PA 19317

Dear Karl:

         I am pleased and excited to extend an offer to you to join Wilmington Savings Fund Society, FSB in the capacity of Executive Vice President, Chief Lending Officer responsible for the functions described in the attached position description.

         In addition to the normal employment policies and practices governing Associates of WSFS, the following additional factors are contained in this offer:

o Salary of $13,333.34 per month for the years 1997 and 1998. Your salary would be reviewed during the first quarter of 1999 according to the Executive Management Compensation Program as defined by the Personnel and Compensation Committee of the Board. The goal of our Executive Compensation Program is to pay base salaries that are approximately equal to (but generally not above) the average being paid by our "peer group," coupled with a Bonus Program that provides for "substantially above average" payouts based upon the performance of the Bank; and a long term incentive program in the form of stock options. As a result of this policy, it is possible that your base salary would not be adjusted in 1999 and/or that such adjustments would be limited in future years.

o The size of the Executive Bonus Pool, while not guaranteed, is generally 20% of the increase in pretax income of the Company over the preceding year. An individual executive's share in the pool is determined by their level of responsibility and individual accomplishments and contributions during the year.

o For 1997 (on a prorata basis) and beyond you would be eligible to participate in the Executive Bonus Program as determined by the Board of Directors. Based upon the Bank's expected performance in 1997, your 1997 Bonus (to be paid in March 1998) should be in the $30,000 - $50,000 range. These statements as to amounts are for informational purposes only and can not be construed as a guarantee that the bonuses will actually be paid. The actual amount of the bonus is dependent upon the Bank's performance and your contributions during 1997.


            Wilmington Savings Fund Society, FSB * 838 Market Street
                 * Wilmington, Delaware 19899 * (302) 792-6000


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Mr. Karl L. Johnston
May 6, 1997
Page two


o You would be issued Options on 12,300 shares of WSFS Financial Corporation stock at a strike price based upon the average between the bid and ask price of the stock at the close of business on your first day of employment with WSFS. The Options would vest 20% per year over five years with the first 20% vesting on the one year anniversary of the issuance of the Option. In the event of a "change of control" of the Bank, the vesting of all previously granted options would be accelerated. The Board will review the issuance of additional Options to you annually.

o If WSFS Financial Corporation is sold and/or merged with another institution that results in the loss of your job, you will receive the benefit of the acceleration of the vesting of the Options as described above. In the event that the value of the acceleration does not equal two times your base salary at that time, the Bank will make up the difference between the value of acceleration and the two years of base salary. If the value of acceleration of the vesting of the Options is greater than two times your base salary, you will receive that benefit in full, but no additional payment. If the merger results in a significant change in your responsibilities (primarily defined as a salary reduction and/or requiring you to relocate your employment a distance greater than 50 miles), then you shall have the benefit of the acceleration of the Options and the choice of remaining employed in the "new" position, or resigning and receiving a severance payment as described above (i.e., the Bank will bring the value of acceleration to a minimum of two times your base salary).

o If you are released from employment with WSFS for a reason other than "just cause," you will receive as severance the amount of one times your base salary at the time of the release, to be paid in accordance with the Bank's Severance Pay Plan. You will also be entitled to any other benefits which are provided for in the Severance Plan at that time.

o The Bank will underwrite your membership in a "luncheon club" and in a country club to be mutually determined.

o During the remainder of 1997 you will be entitled to ten (10) days of Paid Time Off (PTO). If you so desire, you may take an additional 10 days of "vacation" during 1997; however, according to Bank practice, those days would be unpaid. In 1998 and beyond you will be eligible for 25 PTO days per year.


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Mr. Karl L. Johnston
May 6, 1997
Page three


         Karl, as you know, this offer is the culmination of a very lengthy process. It is my belief that you are the right person for this job and that you will make a significant contribution to the organization. I look forward to working with you to turn WSFS into a consistently high performing financial services institution.

         If the arrangements detailed above are acceptable to you, please sign where indicated below and return a copy to me.

                                                       Sincerely,


                                                   /s/ Marvin N. Schoenhals
                                                   ---------------------------
                                                       Marvin N. Schoenhals
                                                       Chairman and President

MNS/bkr
attachment


Accepted: /s/ Karl L. Johnston           Date: May 7th 1997
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